UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 17, 2005

Date of Report (Date of earliest event reported)

CROWN MEDIA HOLDINGS, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	000-30700	84-1524410
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12700 Ventura Boulevard

Studio City, California  91604

(Address of Principal Executive Offices)

(818) 755-2400

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On August 17, 2005, the Board of Directors of Crown Media Holdings, Inc. (the “Company”) authorized the Company to explore strategic alternatives for the Company, including a potential sale of the Company to a third party, and the Company filed a Form 8-K with the Securities and Exchange Commission on August 18, 2005 reporting this event.

On August 17, 2005, the Board of Directors approved a severance plan for employees, including executive officers, in the event of a change of control of the Company and termination of employees.  For purpose of the severance plan, a “change of control” means generally (i) a 20% change in ownership of the Company, (ii) a change in a majority of the Board of Directors or (iii) a sale of all or substantially all of the assets of the Company.  Under the severance plan, in the event of a change of control, the Company’s executive officers (excluding David Evans) will receive a one-time severance payment which equals two times his or her annual salary plus bonus.  A majority of the executive officers have an employment agreement which would govern if the payment under the employment agreement would be greater than under the severance plan.  The severance arrangements for Mr. Evans, the Company’s President and Chief Executive Officer, are governed by the employment agreement described below.

On August 17, 2005, the Board of Directors approved a grant of a total of 390,000 units of restricted stock units to its executive officers (other than Mr. Evans) for 2005.  (Restricted stock units were also granted to other officers.)  One-half of the restricted stock units granted to each executive are deemed to be Employment RSUs, and one-half are deemed to be Performance RSUs.  Employment RSUs will vest in equal one-third installments on each of the first, second and third anniversaries of the grant date.  Employment RSUs also vest upon an executive’s termination of employment by reason of death, disability, retirement at the normal retirement age or involuntary termination of employment without cause within 90 days prior to the date of a change in control or prior to any merger or other disposition or sale of substantially all assets of a subsidiary or affiliate for which the executive is principally employed.  Performance RSUs will vest in their entirety upon the third anniversary of the grant date and only if the Company’s stock price equals or exceeds a certain price at the time of vesting.  Upon a change in control of the Company, Employment RSUs that are unvested will vest immediately.  In the event of a change in control or a termination of employment by the Company without cause within 90 days prior to a change in control, Performance RSUs will vest if the Company’s stock price equals or exceeds a certain price at the time of such change in control or termination of employment.  The price depends upon whether the change in control or termination occurs prior to the first anniversary or after the first or second anniversary of the date of grant.

Under the RSUs, the Company must deliver to the executive on vesting, at the Company’s discretion, either the number of shares corresponding to the RSUs or cash in an amount equal to the number of shares of common stock multiplied by a fair market value.

On August 17, 2005, the Board of Directors also approved an extension of Mr. Evans’ employment agreement.  The term of the extended agreement will expire on September 17, 2006, unless terminated earlier pursuant to the agreement.  Under the extended employment agreement, Mr. Evans will receive an annual salary of $1,312,500 and a performance bonus of

100% of his annual salary.  Under the amended employment agreement, Mr. Evans is given the right to terminate his employment with 30 days advance written notice, in which case Mr. Evans would be paid his salary and performance bonus on a prorated basis calculated up to the date of the termination.  In connection with the potential sale of the Company, the Board of Directors approved a one-time transactional bonus of $5,000,000 to Mr. Evans.  This transaction bonus will be payable only if a change in control occurs (i) during the term of the extended agreement, (ii) within 90 days of Mr. Evans’ termination, provided that such termination is not for cause or (iii) during the period ending the later of September 17, 2006 or 90 days of termination of Mr. Evans’ employment by the Company other than for cause.  A “change of control” shall mean (i) an acquisition of shares, or a merger or other business combination, of the Company so that Hallmark Cards, Incorporated or its current or future subsidiaries (“Current Owners”) no longer elect or control a majority of the Board of Directors or (ii) a sale of all or substantially all of the assets of the Company to persons other than the Current Owners.

Additionally, the Board of Directors approved a grant of 115,000 restricted stock units to Mr. Evans, one-half of which are Employment RSUs and one-half of which are Performance RSUs.  Employment RSUs will vest in equal one-third installments every three months from the grant date and upon death, disability or involuntary termination of Mr. Evans’ employment without cause within 90 days prior to a change in control.  His Performance RSUs will vest in their entirety on the last vesting date (May 18, 2006) only if the Company’s stock price equals or exceeds a certain price at the time of vesting.  Upon a change in control of the Company, the Employment RSUs that are unvested will vest immediately.  In the event of a change in control or a termination of employment by the Company without cause within 90 days prior to a change in control, the Performance RSUs will vest only if the Company’s stock price equals or exceeds $10.00 at the time of such change or termination of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN MEDIA HOLDINGS, INC.
(Registrant)

Date	August 23, 2005	By	/s/ William J. Aliber
William J. Aliber
Executive Vice President and Chief Financial Officer